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                                                                    Exhibit 99.1


       Standard Automotive Corporation Announces Hire of Matthew B. Burris
                           as Chief Financial Officer

NEW YORK--(BUSINESS WIRE)--August 9, 2001--Standard Automotive Corporation (AMEX: AJX - news) today announced the hiring of Matthew B. Burris as Chief Financial Officer. Mr. Burris has been a senior executive in finance and operations in manufacturing and retail for over 15 years. He was most recently Chief Financial Officer and Vice President of Finance of Creative Solutions Group Inc., a privately owned manufacturing company. Previously, Mr. Burris worked for two public companies. He was Chief Financial Officer of CP Holdings, a direct home marketer of premium foods controlled by Thayer Capital of Washington, D.C., and spent ten years in senior operations and finance positions at Finlay Enterprises, Inc., the largest operator of licensed fine jewelry departments. Mr. Burris also worked for US Lines, Inc., a major container shipping and trucking company. Mr. Burris received a M.B.A. from New York University's Stern School of Business and a B.S.B.A. from Georgetown University's School of Business.

Joseph Spinella, the former Chief Financial Officer, continues to serve as a director of Standard Automotive.

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada, and Mexico. Standard manufactures precision products for the aerospace, nuclear, industrial and defense markets; it designs and builds remotely operated systems used in contaminated waste cleanup; it designs and manufacturers trailer chassis used in transporting maritime and railroad shipping containers; and it builds a broad line of specialized dump truck bodies, dump trailers, and related products. Through its Providence Group, Standard provides engineering professional services to both government and commercial industry.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under the Company's control, which may cause actual results, performance, and achievements of the Company to be materially different from the results, performance or expectations of the Company. These factors may include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2001.


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Contact:

     Investor Relations
     Standard Automotive Corporation
     Matt Burris
     212/286-1300